Exhibit 10.7

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is made as of this 25th day of February, 2004 (the “Effective Date”) by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto-City, Nagano-Prefecture 399-8710, Japan (“Kissei”) and MediciNova, Inc., a corporation duly organized and existing under the laws of the State of Delaware, United States and having its registered office at 4350 La Jolla Village Dr., Ste. 950, San Diego, California 92122, USA (“MediciNova”). Each of Kissei and MediciNova is referred to herein as a “Party” and collectively, as the “Parties.”

WITNESSETH THAT:

WHEREAS, Kissei has developed Compound for premature labour and is the owner of all rights and title to and interest in the Kissei Intellectual Property;

WHEREAS, MediciNova desires to obtain from Kissei an exclusive license in the MediciNova Territory with respect to the Compound and the Product under such Kissei Intellectual Property and Kissei desires to grant such license to MediciNova on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties hereto agree as follows:

1	Definitions

1.01 “Act” means the United States Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.02 “Active Pharmaceutical Ingredient” or “API” means the actual Compound, in bulk form, used as the active pharmaceutical ingredient in the manufacture of Products that MediciNova develops hereunder or which MediciNova uses to develop, manufacture and sell the Product hereunder.

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1.03 “Affiliate” means any person, corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, an entity will be regarded as in “control” of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to at least 50% of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.04 “Business Day(s)” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange or the Tokyo Stock Exchange is closed.

1.05 “cGMP” means current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the Act and, if applicable, corresponding applicable laws and regulations of other countries in the MediciNova Territory relating to the manufacture, testing prior to delivery, storage and delivery of the Compound.

1.06 “Compound” means the compound, defined as [**] with the internal Kissei code name of [**] and any other compounds disclosed or included in, or covered by any of the Kissei Patents listed on Exhibit A.

1.07 “Commercially Reasonable Efforts” means such efforts which are no less than those efforts used by MediciNova with its own compounds and products having comparable commercial potential, stage of development, medical/scientific, technical and regulatory profile, intellectual property protection, the competitiveness of the intended marketplace, and other relevant factors.

1.08 “Control” means, with respect to any Patent, Know-How, Trademark or other intellectual property right, that the Party controlling such right owns a transferable interest or has a license to practice such Patent, Know-How, Trademark or right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Patent, Know-How, Trademark or right.

1.09 “Cost of Goods Sold” means, with respect to Active Pharmaceutical Ingredient, the actual fully allocated cost of manufacturing such Active Pharmaceutical Ingredient calculated in accordance with GAAP or appropriate accounting principles similar to GAAP, which consists of (i) the direct cost of any raw materials, intermediates, packaging materials and labour (including benefits) utilized in such manufacturing (including filling, finishing, quality control and stability testing, labelling and packaging, as applicable), (ii) an appropriate share of factory overhead allocated to the Active Pharmaceutical Ingredient being manufactured, (iii) handling charges like transportation costs and insurance related thereto and (iv) the net cost or credit of any value-added taxes actually paid or utilized by such Party or Affiliate in respect of the manufacture of the Active Pharmaceutical Ingredient. It is understood and agreed that in the case of Active Pharmaceutical Ingredient manufactured by Third Parties, Cost of Goods Sold means such payments made to such

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Third Parties for the acquisition of such Active Pharmaceutical Ingredient, as well as the net cost or credit of any value-added taxes actually paid or utilized by the purchaser in respect of such acquisition of such Active Pharmaceutical Ingredient.

1.10 “EMEA” means the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998, or any successor agency thereto.

1.11 “End of Phase 2 Meeting” means the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase III Clinical Study, evaluate the Phase III Clinical Study plan and protocols and identify any additional information necessary to support an NDA for Product in the USA, or any applicable meeting or event outside the USA in the MediciNova Territory.

1.12 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.13 “Field” means the treatment, palliation or prevention of disease, including premature labour in human beings.

1.14 “First Commercial Sale” means the first sale of Product, on a country-by-country basis, by MediciNova, its Affiliate or its sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the Regulatory Authorities of such country.

1.15 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.16 “Generic Drug” means any product containing Compound other than a Product introduced in such country by MediciNova or its Affiliates or its sublicensees.

1.17 “Generic Competition” exists or is deemed to exist, in any particular country, commencing on where IMS or IMS- equivalent data is available, the first date on which Generic Drugs in any and all formulations achieve a market share [**] or greater of the total prescriptions for Product in such country (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions).

1.18 “Improvement” means any and all technical information, patentable or non-patentable, Controlled by either Party which cover any improvement, invention or discovery concerning the Compound or the Product licensed hereunder including, without limitation, new or improved methods of manufacture, formulas, uses and indications, methods of delivery and dosage forms thereof as well as the addition of other active ingredients.

1.19 “IND” means an investigational new drug application and any amendment thereto filed with FDA in conformance with applicable laws and regulations, for the purposes of initiating

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clinical trials of a pharmaceutical compound in the United States or the equivalent application in any other regulatory jurisdiction in the MediciNova Territory.

1.20 “Initiation” means with respect to any clinical study, the start of patient treatment for such clinical study by or on behalf of MediciNova.

1.21 “Kissei Intellectual Property” means the Kissei Patents and the Kissei Know How.

1.22 “Kissei Know-How” means all Know-How Controlled by Kissei or its Affiliates, and licensees (other than MediciNova) on the Effective Date and all Know-How which becomes Controlled by Kissei, its Affiliates, and licensees (other than MediciNova) during the term of this Agreement.

1.23 “Kissei Patents” means all Patents Controlled by Kissei or its Affiliates and licensees (other than MediciNova) as of the Effective Date, and all Patents that relate to the Compound or Product in the MediciNova Territory that become Controlled by Kissei or its Affiliate during the term of this Agreement, including the Patents listed on Exhibit A.

1.24 “Kissei Territory” means Japan.

1.25 “Know-How” means all technical information specifically relating to the Compound or the Product in the Field, including, all biological, toxicological, chemical information, biochemical information, metabolic, non-clinical, pre-clinical, clinical, pharmacological, pharmacokinetic data, physico-chemical properties, assay, formulation, quality control, synthetic process, and manufacturing method and data, specifications, and any other information or inventions relating thereto.

1.26 “Major European Countries” means France, Germany, and the United Kingdom.

1.27 “MediciNova Know-How” means all Know-How which is at the Effective Date or thereafter becomes Controlled by MediciNova or its Affiliates during the term of this Agreement.

1.28 “MediciNova Patents” means all Patents that relate to the Compound or Product that become Controlled by MediciNova or its Affiliates during the term of this Agreement.

1.29 “MediciNova Territory” means all countries of the world, except for Japan.

1.30 “NDA” means, (i) in the United States, a new drug application as defined in the Act and applicable regulations promulgated thereunder and submitted to the FDA to obtain Regulatory Approval of Product in the United States, and all subsequent amendments and supplements to such NDA, and (ii) in regulatory jurisdictions outside the United States, such submissions filed with the applicable Regulatory Authority in such regulatory jurisdiction to obtain

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Regulatory Approval of Product in such regulatory jurisdiction, and any amendments and supplements thereto.

1.31 “Net Sales” means with respect to any Product, the gross amounts invoiced by MediciNova or its Affiliates to Third Party customers for sales or other transfers or disposition of a Product commencing as of the date of First Commercial Sale, less:

(i)	customary trade, quantity, and cash discounts or rebates actually allowed on Product;

(ii)	credits or allowances given to customers for rejections or returns of Product or on account of retroactive price reductions affecting such Product;

(iii)	sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to the production, importation, use or sale of a Product to Third Parties;

(iv)	Product rebates and Product chargebacks, or similar payments or credits consistent with industry standards granted to managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(v)	write-offs or allowances for bad debts.

1.32 “Patent” means all patents and patent applications, including provisionals and priority filings, utility models and their applications (which shall be deemed to include certificates of invention and applications for certificates of invention and supplementary protection certificates), and which specifically or generically claim the Compound or Product, claim a use for the Compound or Product, claim a method of making the Compound or Product or otherwise covers the Compound or Product, including but not limited to the patents and patent applications listed on Exhibit A, which exhibit may be amended from time to time by the Parties, together in all cases with any continuations, continuations-in-part, divisions, patents of addition, reexaminations, reissues, renewals as well as extensions, supplementary protection certificates and any other patent term extensions of any of the foregoing.

1.33 “Phase III Clinical Study” means a large scale clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with Product in the dosage range to be prescribed, and supporting marketing authorization of Product.

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1.34 “Product” means any and all pharmaceutical preparations in the Field in any finished dosage packaged form for sale to Third Parties which contains the Compound or combinations thereof as at least one of the primary therapeutically active ingredients.

1.35 “Regulatory Approval” means, in any jurisdiction in the MediciNova Territory, all approvals (including where applicable pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport and marketing and/or sale of Product, to the extent such approvals are required in such jurisdiction.

1.36 “Regulatory Authorities” means the FDA in the U.S., and any health regulatory authority(ies) in any country(ies) in the MediciNova Territory that is substantially equivalent to the FDA and holds responsibility for granting Regulatory Approval for a Product in such country(ies), and any successor(s) thereto having substantially the same functions.

1.37 “Regulatory Filings” means (i) with respect to the United States, any IND or NDA, and (ii) with respect to countries or jurisdictions outside the United States but still within the MediciNova Territory, any filings, registrations or applications equivalent to an IND or NDA.

1.38 “Sublicense Royalty Payments” means (i) royalties based on net sales of Product in any country in the MediciNova Territory and (ii) any other payments that are received by MediciNova after the First Commercial Sale of Product in such country from a sublicensee of any of the rights granted by Kissei to MediciNova under Section 2.01 of this Agreement, as consideration for the grant of such sublicense (but specifically excluding any amounts received by MediciNova from sublicensees to fund or reimburse MediciNova’s research and development costs in connection with Product after the date of the sublicense.

1.39 “Third Party” means any party other than a Party to this Agreement and such Party’s Affiliate.

1.40 “Valid Claim” means any claim contained in an issued and unexpired Kissei Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

2	Grant

2.01 Grant of Rights. Kissei hereby grants to MediciNova an exclusive license, with the right to grant sublicenses, under the Kissei Intellectual Property to use and develop the Compound in the Field in the MediciNova Territory, and to make, have made, use, develop and sell, offer to sell and import the Product in the Field in the MediciNova Territory.

2.02 Sublicenses. Any sublicense granted by MediciNova shall be subject to the terms and conditions of this Agreement. MediciNova may grant sublicenses to its Affiliates or, with Kissei’s prior written approval, to a Third Party which approval shall not be unreasonably withheld

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or delayed by Kissei. In addition, MediciNova may use contractors in the drug development, non-clinical development and clinical testing, formulation and manufacturing of Product. In case that MediciNova grant sublicenses to its Affiliates or a Third Party, MediciNova shall provide Kissei with a copy of any sublicense agreement with a Third Party.

2.03 Improvements. Title to any Improvement developed, discovered and/or reduced to practice solely by MediciNova in connection with the licenses granted under Section 2.1 above shall be vested solely in MediciNova. Title to any Improvement developed, discovered and/ or reduced to practice solely by Kissei shall be vested solely in Kissei, subject to the licenses granted under Section 2.1 above.

3	Disclosure of Know-How

3.01 Disclosure of Kissei Know-How. Forty five (45) days after the Effective Date of this Agreement, Kissei shall disclose or make available to MediciNova all of the Kissei Intellectual Property not previously made available to MediciNova except the Kissei Intellectual Property related to manufacturing Active Pharmaceutical Ingredient. Thereafter during the term of this Agreement, Kissei shall disclose or make available to MediciNova all future Kissei Know-How on a regular basis, provided that all material new Know-How shall be provided without delay, except the Kissei Intellectual Property related to manufacturing Active Pharmaceutical Ingredient, provided that such Kissei Intellectual Property related to manufacturing Active Pharmaceutical Ingredient shall be provided in accordance with the terms of the supply agreement referred to in Section 9.01 if applicable.

3.02 Disclosure of MediciNova Know-How. MediciNova shall disclose to Kissei, during the term of this Agreement, any and all MediciNova Know-How on a regular basis, provided that all material new Know-How shall be provided without delay. Kissei shall have the right to use and disclose the Know-How received from MediciNova hereof to its Affiliates, its licensees, consultants and contractors in the Kissei Territory for their use and for the sole purpose of this Agreement.

4	Milestone Payments

4.01 Milestone Payments. In partial consideration of the license rights granted to MediciNova by Kissei at the Effective Date hereunder, MediciNova shall pay to Kissei the following milestone amounts within thirty (30) days of and contingent upon the occurrence of the corresponding events described below:

	Event	Payment (in US Dollars):
(i)	Receipt of first package of Kissei Know-How pursuant to Section 3.01	[**]
(ii)	Initiation of Phase III Clinical Study	[**]

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	Event	Payment (in US Dollars):
(iii)	Filing of NDA in the USA	[**]
(iv)	Filing of the NDA with the EMEA or in two or more of the Major European Countries	[**]
(v)	Written Regulatory Approval in the USA	[**]
(vi)	Written Regulatory Approval by the EMEA or in two or more of the Major European Countries	[**]
	TOTAL PAYMENTS	[**]

4.02 Non-Refundable. Any payments made by MediciNova in accordance with Section 4.01 hereof shall, once they are paid, not be refundable nor creditable for any reason whatsoever.

4.03 Single Payments. The payments specified in Section 4.01 shall be made only one time upon the first occurrence of the event described in Section 4.01, regardless of how many times such event may be achieved with regard to Compound or Product.

5	Royalties

5.01 Payment from MediciNova to Kissei. In partial consideration of the license rights granted to MediciNova at the Effective Date hereunder, MediciNova shall pay to Kissei a royalty on Net Sales within sixty (60) days after the end of each Royalty Period in accordance with the provisions of this Section 5.

5.02 Royalty Rates and Term.

(a) In each country in the MediciNova Territory in which the manufacture, use or sale of Product or Compound would, absent the license granted hereunder, infringe one or more Valid Claims of the Kissei Patents in such country (the “Patent Countries”), the royalty rate shall be [**] of Net Sales. Royalties on Net Sales in the Patent Countries shall accrue as of the date of First Commercial Sale in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the expiration of the last to expire Kissei Patents containing a Valid Claim in such country. Thereafter, MediciNova shall be relieved of any royalty payment under this Section 5.02 (a) but shall be subject to royalties under Section 5.02 (b), if applicable

(b) In any country in the MediciNova Territory in which (i) there were no Valid Claims of Kissei Patents or (ii) the last to expire Kissei Patents containing a Valid Claim expired prior to ten (10) years from the date of First Commercial Sale (the “Know-How Countries”), the royalty rate in such country shall be [**] of Net Sales. Royalties on Net Sales in the Know-How Countries shall accrue at the rate set forth in the preceding sentence immediately upon (i) the date of First Commercial Sale, in any country in the MediciNova Territory in which there was no Valid Claims of the Kissei Patents as of the date of First Commercial Sale in such country or (ii) the date immediately following the date of the expiration of the last to expire Kissei Patent in such country

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that contained a Valid Claim (provided such expiration occurs prior to ten (10) years from the date of First Commercial Sale in such country), and shall continue and accrue on Net Sales in such country for a period expiring ten (10) years from the date of First Commercial Sale in such country. Thereafter, MediciNova shall be relieved of any royalty payment under this Section 5.02 (b).

(c) Notwithstanding the provisions of Section 5.02 (a) and 5.2 (b), no royalties shall be payable in respect of Net Sales in any country after the date that Generic Competition exists in such country.

5.03 Kissei shall be responsible for payment of, shall pay and shall indemnify MediciNova against any losses, liabilities or claims arising out of or for, any royalties or other payments, obligations or amounts owed to any Third Party listed on Schedule 10, as a result of the rights granted by Kissei to MediciNova and the amounts payable by MediciNova to Kissei pursuant to the terms of this Agreement.

5.04 Combination Product. Notwithstanding the provisions of Section 5.02, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by MediciNova or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C is the commercial value of the Compound and D is the commercial value of such other biologically active components, provided that both Parties shall determine C and D prior to the start of clinical development of the combination product.

5.05 Accounting of Royalties. No royalty shall be payable on a Product made or used for tests or development purposes, or distributed as samples and for which no payment other than cost reimbursement is received by MediciNova, or its Affiliates or sublicensees. No royalties shall be payable on sales among MediciNova and its Affiliates or its sublicensees, but royalties shall be payable on subsequent sales by MediciNova and its Affiliates or its sublicensees to a Third Party. Only one royalty payment shall be due with respect to the same unit of Product.

5.06 Compulsory Licenses. If a compulsory license is granted to a Third Party under the applicable laws of any country in the MediciNova Territory with respect to Product in such country with a royalty rate lower than the applicable royalty rate provided by Section 5.02, then the royalty rate to be paid by MediciNova on Net Sales in that country shall be reduced to the rate paid by the compulsory Third Party licensee during the period that Generic Competition exists.

5.07 Royalty Reports; Records. During the term of this Agreement after First Commercial Sale, MediciNova shall furnish or cause to be furnished to Kissei on a quarterly basis (the “Royalty Period”) a written report or reports (the “Royalty Report”) covering:

(a) the Net Sales of all Product in each country of the MediciNova Territory during the Royalty Period;

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(b) the royalties, payable in US Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c) withholding taxes, if any, required by law to be deducted in respect of such royalties; and

(d) the exchange rates used in determining the amount of US Dollars.

5.08 Exchange Rates; Reports. With respect to sales of Product invoiced in US Dollars, the Net Sales and royalty payable shall be expressed in such currency as it is. With respect to sales of Product invoiced in a currency other than US Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the US Dollars equivalent of the royalty payable, calculated in accordance with GAAP using the exchange rates posted in The Financial Times (if available). Royalty Reports shall be due on the sixtieth (60th) day following the close of each respective Royalty Period. MediciNova and its Affiliates shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated.

5.09 Withholding Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in Section 4 or Section 5, MediciNova shall deduct any withholding taxes and other statutory duties from the royalties and other payments set forth in Section 4 and 5 of this Agreement and pay them to the proper tax authorities required by law applicable at the date of payment. MediciNova shall maintain official receipts of payment of any withholding taxes and forward these receipts to Kissei. Kissei shall cooperate with MediciNova regarding the withholding tax procedure including providing MediciNova, prior to any such payment, once each calendar year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to United States Internal Revenue Service Form W-8BEN or any successor forms).

5.10 Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as both Parties may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest stipulated in Section 5.10), and promptly after such prohibition ceases to be in effect, all royalties or other payments that MediciNova or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

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5.11 Audit Rights. Kissei shall have the right to have an independent certified public accounting firm of its own selection, except one to whom MediciNova, its Affiliate or its sublicensee may have reasonable objection, and at its own expense (except if the result of such audit results in a variation or error exceeding five percent (5%) of the payments that were paid to Kissei), examine the relevant books and records of account of MediciNova and its Affiliate and its sublicensee during reasonable business hours upon reasonable prior written notice to MediciNova and not more often than once each calendar year, for not more than three (3) previous years, to determine whether appropriate accounting and payment have been made to Kissei hereunder. Kissei may exercise such right until the end of three (3) years after the termination or expiration of this Agreement. Upon the expiration of three years following the end of any Royalty Period the calculation of royalties payable with respect to such Royalty Period shall be binding and conclusive upon Kissei, and MediciNova shall be released from any liability or accountability with respect to royalties for such period.

(a) MediciNova shall within sixty (60) days of receipt of a written report by such accounting firm concluding that additional royalties were owed, pay to Kissei the full amount of any underpayment, together with interest thereon at the LIBOR Rate plus one percent (1%) compounding monthly from the date payment was due, but in no event in excess of the maximum rate permitted by applicable law. “LIBOR Rate” means an interest rate per annum equal to the rate of interest per annum at which deposits in United States dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) on the Business Day immediately preceding the commencement of such interest period.

(b) The accounting firm shall disclose to Kissei only whether the Royalty Report is correct or incorrect and the specific details concerning any discrepancies and shall treat as confidential, and shall not disclose to Kissei, any information other than information which shall be given to Kissei pursuant to this Section 5.10.

5.12 Third Party Licenses. In the event that (i) the Compound or a Product is deemed by a court of competent jurisdiction to infringe a valid claim of a patent owned or Controlled by a Third Party in any given country of the MediciNova Territory, or (ii) MediciNova, its Affiliates or its sublicensees determine, after consultation with Kissei, that it is necessary to pay royalties or other fees to any Third Party to obtain a license to practice any Third Parties rights in order to market, manufacture or develop a Compound or a Product in any given country of the MediciNova Territory, then in such event, MediciNova and its Affiliates may deduct [**] of such royalties due to such Third Parties (or such amounts expended in settlement of such claim, or for securing such rights) from the royalties due to Kissei by MediciNova with respect to Net Sales of such Product or Sublicense Royalty Payments in such country. The amount of the reduction in the royalty rate, however, shall in no case exceed [**] of the amounts that Kissei would have received according to Section 5 but for this provision. The provisions of this Section 5.12 shall not apply to patents, if any, Controlled by any of the entities listed on Schedule 10, for which Kissei shall be solely responsible for any royalties or other payments.

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5.13 Payments in the Event of Sublicense. In the event MediciNova enters into one or more sublicense agreement(s) with one or more Third Party or Third Parties under Section 2.02 of this Agreement, the respective percentages of royalties set forth in Section 5.02 would no longer be applicable to the Net Sales in the country or countries covered by the sublicense agreement(s) and, in lieu thereof, MediciNova shall pay to Kissei the following respective percentages of the total Sublicense Royalty Payments for the concerned country(ies):

(a) [**] if the sublicense agreement is entered into prior to [**]; or

(b) [**] if the sublicense agreement is entered into after the [**].

6	Development

6.01 Development Plan. Within three (3) months after the Effective Date, MediciNova shall submit to Kissei the general development plan for the Product in the MediciNova Territory. Such development plan may be modified from time to time by MediciNova, if it judges such modification is appropriate but in such event MediciNova shall submit such modified development plan to Kissei.

6.02 Protocol Preparation. In the event that MediciNova prepares the protocols for any non-clinical or clinical studies that MediciNova proposes to carry out, MediciNova shall provide Kissei for its prior review and comments with such protocols or summaries of such, and Kissei may give MediciNova comments thereon within ten (10) days from the receipt thereof and MediciNova shall take into account such comments from Kissei as far as they are scientifically and objectively appropriate and reasonable provided, however, that MediciNova shall have the sole final responsibility for decisions with respect to development in the MediciNova Territory. Similarly, in the event that Kissei prepares the protocols for any non-clinical or clinical studies that Kissei proposes to carry out, Kissei shall provide MediciNova for its prior review and comments with such protocols or summaries of such, and MediciNova may give Kissei comments thereon within ten (10) days from the receipt thereof and Kissei shall take into account such comments from MediciNova as far as they are scientifically and objectively appropriate and reasonable, provided, however, that Kissei shall have the sole final responsibility for decisions with respect to development in the Kissei Territory.

6.03 Commercially Reasonable Efforts. MediciNova shall use its Commercially Reasonable Efforts at its own responsibility and expense to diligently pursue the development of the Product in accordance with MediciNova’s development plan. The obligations set forth in this Section 6 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of Compound or Product, including the absence of any action by any Regulatory Authority limiting the development or commercialization of Compound or Product.

6.04 Development Delay. In the event that MediciNova becomes aware that the development of the Product will be delayed more than six (6) months from its development plan with respect to the commencement of any clinical trials, submission of the NDA or receipt of

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Regulatory Approval in the MediciNova Territory, MediciNova shall promptly inform Kissei of that effect.

6.05 Regulatory Filings Submission. MediciNova shall make available to Kissei, as part of MediciNova Know-How, any NDA filed in the MediciNova Territory and Kissei shall make available to MediciNova, as part of Kissei Know-How, any NDA filed in the Kissei Territory. MediciNova shall own and Control any NDA in the MediciNova Territory and Kissei shall own and Control any NDA in the Kissei Territory.

6.06 Development Status Report. MediciNova shall provide Kissei with a development status report on the development activities of MediciNova or its Affiliates on an annual basis, with the delivery to the Kissei of the summary of the annual report to an IND submitted to a Regulatory Authority in connection with the periodic reporting requirements of the IND (or comparable report in any jurisdiction other than the United States) to be in satisfaction of the foregoing requirement.

6.07 Annual Meeting. During the development of the Product by MediciNova or its Affiliate in the MediciNova Territory, Kissei and MediciNova shall meet or have a video-conference or telephone conference as often as reasonably necessary, but at least once a year, to exchange information.

6.08 Development Data. MediciNova agrees to provide Kissei, from time to time, with MediciNova Development Data, as part of MediciNova Know How, relating to the Compound and the Product for the purpose of allowing Kissei to conduct its own development program with respect to the the Product in the Kissei Territory, and to file for Regulatory Approval in the Kissei Territory. For the purpose of this Section, MediciNova Development Data means all study reports for clinical and non-clinical studies and other information reasonably requested by Kissei.

7	Marketing and Commercialization

7.01 Commercially Reasonable Efforts. MediciNova shall use Commercially Reasonable Efforts, at its own expense, to promote, market, distribute and sell the Product in the MediciNova Territory. Subject to the terms and conditions of this Agreement, MediciNova shall have final responsibility for marketing the Product in the MediciNova Territory and for all decisions relevant to the MediciNova Territory.

7.02 Commercialization. Within six (6) months following receipt by MediciNova or its Affiliate or its sublicensee, of a Regulatory Approval and any necessary pricing and reimbursement approvals for the Product in the MediciNova Territory, MediciNova shall start, and shall ensure that its Affiliate and its sublicensee start, the marketing and sales of the Product in such MediciNova

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Territory with its Commercially Reasonable Efforts, at its own expense, and to use Commercially Reasonable Efforts to promote, market, distribute and sell the Product consistent with accepted pharmaceutical business practice and applicable legal requirements.

7.03 Package Design. The design of the package of the Product for sale in the MediciNova Territory will be decided by MediciNova at its sole discretion. However, MediciNova shall furnish Kissei with copies of all Product packages, package inserts and monographs as well as major promotional materials such as brochures, pamphlets and the like, to be used for marketing of the Product in the Major Countries for Kissei’s archive. Unless prohibited by law, regulation, rule, regulatory agency policy or informal regulatory agency guidance in a country in the MediciNova Territory, all of such packages, package inserts, monographs and promotional materials shall properly and clearly indicate in such reasonable shape, size and colour so as to render the indication plainly discernible and as specified or approved by Kissei the words, “developed, manufactured and sold by MediciNova (or its designee) under license from Kissei Pharmaceutical Co., Ltd., Matsumoto, Japan”, or an equivalent wording in the relevant language in each country of the MediciNova Territory.

7.04 Option to Co-promote. Kissei retain the option to participate in the promotion of the Product in the MediciNova Territory, on terms to be agreed to by MediciNova. Both Parties will negotiate in good faith to enter into a co-promotion agreement within 6 months of an NDA filing in the United States and the Major European Countries.

8	Trademark

8.01 MediciNova shall, in its sole discretion, in its own name and at its own expense, select, register and own all right, title and interest in its own trademark to be used for the Product in the MediciNova Territory (“Trademark”).

8.02 Kissei shall have the right to register the Trademark at Kissei’s expense and in Kissei’s name in the Kissei Territory solely for use with respect to Product in the Kissei Territory. In the event that the Trademark has been registered by MediciNova in the Kissei Territory, MediciNova shall assign and transfer such Trademark registrations in the Kissei Territory to Kissei free of charge upon Kissei’s request.

8.03 MediciNova shall be responsible for the clearance of the Trademark in the MediciNova Territory whereas Kissei shall be responsible for the clearance of the Trademark in the Kissei Territory.

8.04 MediciNova shall continue to be the owner of the Trademark in the MediciNova Territory after the expiration or termination of this Agreement. MediciNova shall have the right to maintain the registrations of the Trademark in the MediciNova Territory at its own expense.

8.05 Neither Party shall use or maintain the Trademark nor will either Party apply for the Trademark outside of its respective territory, except that MediciNova may apply to register the Trademark in the Kissei Territory subject to Section 8.02 above. Neither Party shall take action

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which could prejudice the validity, registration or reputation of the Trademark and the goodwill associated with the same.

8.06 The Parties undertake to inform each other promptly on any material opposition, infringement or threatened infringement of the Trademark in their respective territories, or challenge or threatened challenge to the validity of the Trademark or cancellation or threat thereof of any registration therefor coming to their notice. In the MediciNova Territory, MediciNova shall have the exclusive right to take action in respect of the registration, defence, infringement, and maintenance of the Trademark and Kissei shall provide all such assistance and co-operation, including but not limited to furnishing of documents and information and the execution of registered user documentation or the like as may be required to give effect to any action as may be taken, or required to be taken by MediciNova, and in the Kissei Territory it is Kissei that shall have the corresponding rights for the Trademark. Each Party must approve in writing any proposed settlement by the other Party if such proposed settlement involves allowing the co-existence of the Trademark with another mark in such Party’s respective Territory.

9	Manufacturing

9.01 Active Pharmaceutical Ingredient.

(a) Subject to the terms of a clinical supply agreement to be entered into between the Parties, Kissei shall have the sole right to manufacture and supply to MediciNova in accordance with cGMP and other applicable regulatory requirements the Active Pharmaceutical Ingredient and MediciNova shall purchase such Active Pharmaceutical Ingredient from Kissei, for use in preclinical and clinical trials. The supply price of such Active Pharmaceutical Ingredient shall be the Cost of Goods Sold. Notwithstanding the stipulation in Section 3.01, Kissei shall disclose or make available to MediciNova the Kissei Intellectual Property relating to manufacturing Active Pharmaceutical Ingredient to the extent that such information is required by Regulatory Authorities to obtain Regulatory Approval or Kissei or its designee shall file a Drug Master File relating to the Active Pharmaceutical Ingredient. In the event that Kissei or its designee files a Drug Master File relating to Active Pharmaceutical Ingredient, Kissei or such designee will allow MediciNova or its designees to cross reference any such Drug Master File free of charge.

(b) Subject to the terms of a commercial supply agreement to be entered into between the Parties, Kissei shall also have the sole right to manufacture and supply Active Pharmaceutical Ingredient for commercial use by MediciNova or its designees in the MediciNova Territory. MediciNova or its designees shall have the right free of charge to cross reference any Drug Master File, if any, owned or controlled by Kissei or its designee and relating to Compound necessary to obtain Regulatory Approval in any jurisdiction in the MediciNova Territory. No later than the date of the End of Phase 2 Meeting (the date of which shall be provided to Kissei at least thirty (30) days in advance by MediciNova), the Parties or their respective designees shall negotiate in good faith to enter into a commercial supply agreement containing commercially reasonable terms applicable to similar types of supply agreements, including provisions for MediciNova to provide Kissei with forecasts of its requirements of Product. In the case of Active Pharmaceutical Ingredient manufactured by Third Parties, the supply price for commercial use means the price paid by Kissei

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to such Third Parties for the acquisition of such Active Pharmaceutical Ingredient, as well as the net cost or credit of any value-added taxes actually paid or utilized by Kissei in respect of such acquisition of such Active Pharmaceutical Ingredient, plus a percentage to be agreed to in good faith by the Parties in the commercial supply agreement. Both Parties agree that the supply price for commercial use will not exceed [**], provided that both Parties will discuss in good faith and agree to the supply of Compound including the grant to MediciNova of rights to make or manufacture, or have made or manufactured the Active Pharmaceutical Ingredient (i) if MediciNova is unable to obtain a reasonable profit (from the viewpoint of the pharmaceutical industry standard in the United States) based on Kissei’s supply price or if future economic conditions are changed materially; (ii) if Kissei or its designee is unable to comply with regulatory requirements applicable to the manufacture of such Active Pharmaceutical Ingredient; or (iii) if Kissei or its designee is unwilling or unable to meet MediciNova’s requirements of Active Pharmaceutical Ingredient. In such event, upon MediciNova’s request, Kissei will (x) expand the license granted to MediciNova under Section 2.01 hereof to include the right to make or have made Compound; and (y) assist MediciNova in the transition of such manufacturing and supply to MediciNova or its designee, including providing technology and other transfer services at Kissei’s standard FTE rate.

(c) MediciNova, or its designees, shall have the right to periodically inspect/audit the manufacturing facilities and records of Kissei or its designee to assure compliance with cGMP. Likewise, inspection/audit of manufacturing facilities and records by Regulatory Authorities shall be permitted by Kissei. The supply agreement will cover these and other matters relating to inspection/audit.

9.02 Drug Product. MediciNova shall have the sole right to manufacture the Product for the use in the MediciNova Territory.

10	Disclaimer; Representations and Warranties

10.01 Kissei does not warrant that MediciNova can successfully develop, obtain Regulatory Approvals for, or market the Product in the MediciNova Territory by using and relying upon the Kissei Patents and the Kissei Know-How supplied by Kissei hereunder, and that Kissei can successfully develop, obtain Regulatory Approvals for, or market the Product in the Kissei Territory.

10.02 Kissei represents and warrants to MediciNova that as of the Effective Date:

(i)	Kissei is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated;

(ii)

Kissei has full right and authority to enter into this Agreement and to grant the license to MediciNova as herein described; Kissei is the sole owner of the Kissei Patents, all of which are owned free and clear of any liens, charges, claims or

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encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, has any claim of ownership or rights with respect to the Kissei Patents, whatsoever; Except as set forth on Schedule 10, Kissei is the sole owner of the Kissei Know How, all of which is owned free and clear of any liens, charges, claims or encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, has any claim of ownership or rights with respect to the Kissei Know How, whatsoever

(iii)	This Agreement has been duly authorized, executed and delivered by Kissei and constitutes a valid and binding contract of Kissei enforceable against Kissei in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(iv)	The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Kissei is a party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over Kissei; no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Kissei of this Agreement or the consummation by Kissei of the transactions contemplated hereby;

(v)	Attached hereto as Exhibit A is a complete and accurate list of all patents and patent applications relating to Compound or Product owned or Controlled by Kissei as of the Effective Date. To the best knowledge of Kissei, the issued claims included in the Kissei Patents as of the Effective Date are valid and enforceable and do not infringe any Third Party rights;

(vi)	to Kissei’s knowledge, the contemplated development, importation, manufacture, use, offer for sale and sale of Compound or Product would not infringe any patent rights owned or possessed by any Third Party;

(vii)	Kissei has disclosed to MediciNova the complete texts of all patents or patent applications relating to Compound or Product that are in existence on the Effective Date and that are owned or Controlled by Kissei as well as all information received by Kissei concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving a Kissei Patent, and that it will continue such disclosure with respect to new events during the term of the Agreement;

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(viii)	there are no claims, judgments or settlements against or owed by Kissei relating to the Kissei Patents or pending or, to the Kissei knowledge, threatened claims or litigation against Kissei relating to the Kissei Patents;

(ix)	in connection with development of Compound and Product, Kissei and its employees, agents, clinical institutions and clinical investigators have complied and are complying in all material respects with applicable laws and regulations;

(x)	Kissei has disclosed to MediciNova any facts known to Kissei as of the Effective Date that Kisssei reasonably believes in good faith to be material regarding: (i) preclinical and clinical study results and protocols for Compound and/or Product; (ii) any communications to and from any Regulatory Authority with respect to Compound and/or Product, including, but not limited to, Regulatory Filings; and (iii) adverse drug experiences or other IND safety reports with respect to Compound and/or Product;

(xi)	Kissei has not granted as of the Effective Date, and will not grant during the term of this Agreement, any right to any Affiliate or Third Party relating to the Kissei Patents or the Kissei Know-How in the Field in the MediciNova Territory which would conflict with the rights granted to MediciNova hereunder;

(xii)	Kissei shall pay any amounts which Kissei shall owe to the Third Parties listed on Schedule 10 under Kissei’s respective agreements with such Third Parties by virtue of this Agreement, and shall perform in all material respects its obligations under such agreements which are necessary to enable MediciNova to perform its obligations under this Agreement; and

(xiii)	In the event that Kissei receives notice from any of the Third Parties listed on Schedule 10 that Kissei has committed a breach of its obligations under any of the agreements with such Third Parties, which breach gives rise to a right by the respective Third Party, respectively, to terminate the respective agreement in a way that would terminate or adversely affect MediciNova’s ability to exercise its rights or perform its obligations under this Agreement, Kissei shall notify MediciNova of such situation, and Kissei shall use commercially reasonable efforts to cure such breach. However, if Kissei is unable to or does not cure such breach, Kissei shall, to the extent possible, permit MediciNova at its option to cure such breach, and shall reimburse MediciNova for any amounts paid by MediciNova to do so;

(xiv)

 Kissei represents and warrants that (a) the formulation, manufacture, testing, delivery and storage of Active Pharmaceutical Ingredient to be supplied to MediciNova under this Agreement shall be in compliance with cGMP and all other applicable laws and regulations; (b) the Active Pharmaceutical Ingredient supplied will not, on the date of shipment, be adulterated or misbranded within the meaning of the Act and the regulations issued thereunder or within the meaning of any other applicable law, rules or regulations, the provisions of which are in effect at the time

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of such shipment; and (c) the Active Pharmaceutical Ingredient supplied shall be free of any lien, security, interest or other encumbrance on title and shall be free of defects in material and workmanship.

10.03 MediciNova represents and warrants to Kissei that as of the Effective Date:

(i)	MediciNova is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware, United States and it has full right and authority to enter into this Agreement and to accept the license granted as herein described.

(ii)	This Agreement has been duly authorized, executed and delivered by MediciNova and constitutes a valid and binding contract of MediciNova enforceable against MediciNova in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(iii)	The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which MediciNova is a party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over MediciNova; no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by MediciNova of this Agreement or the consummation by MediciNova of the transactions contemplated hereby;

(iv)	It has not knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement or that may infringe upon any of the rights of Kissei hereunder.

(v)	It has thoroughly studied all Kissei Know-How provided to MediciNova prior to execution of this Agreement and significant data concerning the Compound and the Product provided by Kissei to MediciNova prior to execution of this Agreement, including but not limited to their safety and efficacy and risk/benefit, and it has made its own judgment to enter into this Agreement at its own risk.

10.04 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH

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RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

10.05 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and Third Party contractors and will cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with such performance.

11	Intellectual Property

11.01 Prosecution and Maintenance. Kissei shall have full responsibility, including financial responsibility for prosecution and maintenance for all Kissei Patents worldwide. Kissei shall inform MediciNova on a country-by-country basis of any significant developments in the prosecution of pending patent applications included in the Kissei Patents, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon. If Kissei elects not to file, prosecute or maintain or elects to abandon Kissei Patents in any country in the MediciNova Territory, it shall provide MediciNova with written advance notice sufficient to avoid any loss or forfeiture (and in any event not less than thirty (30) days notice), and MediciNova shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such patent or patent application in MediciNova’s name and Kissei shall assign to MediciNova all of Kissei’s right, title and interest in and to such Kissei Patents and, in the event MediciNova exercises such right, such patent or patent application shall no longer be deemed Kissei Patents. Kissei shall give reasonable assistance to MediciNova to support prosecution and defence of such Patent rights (excluding financial assistance) should MediciNova elect to continue prosecution. MediciNova shall have the right to control the prosecution, grant and maintenance of any MediciNova Patents in the MediciNova Territory and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such Patents and shall be responsible for the payment of all such patent prosecution and maintenance costs.

11.02 Cooperation. Each Party shall make available as far as possible to the other Party or to the other Party’s authorized attorneys, agents, representatives, employees or consultants any documents necessary or appropriate to enable the other Party to file, prosecute and maintain patent applications and resulting patents, as set forth in Section 11.01 above, for a period of time sufficient for the other Party to obtain the assistance it needs from the first Party. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party. The responsible Party under Section 11.01 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.

11.03 Updates. To achieve the purpose of making updates and modifications to Exhibit A, Kissei shall send a list of additional patents to be included in the Kissei Patents to MediciNova from time to time; provided, however, that the failure to update or modify Exhibit A shall not affect the definition of Kissei Patents.

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11.04 Validity Challenge. In the event that a Third Party attacks the validity of any particular Kissei Patents in any country of the MediciNova Territory then Kissei shall have the first right to take such legal action, at its discretion, as is required to defend the validity of such particular Kissei Patents and MediciNova shall give all reasonable assistance (excluding financial assistance) to Kissei. MediciNova may be represented by counsel of its own selection at its own expense in any such legal action but Kissei shall have the right to control the suit and proceeding; provided, however, that Kissei shall not agree to any settlement of the suit without the prior written consent of MediciNova. If Kissei does not take legal action as is required to defend the validity of such particular Kissei Patents, Kissei shall provide at least thirty (30) days notice to MediciNova prior to a corresponding deadline, if applicable, and MediciNova may then, at its option, assume control and defence of such action at its expense. In the event that MediciNova assumes control of the defence, Kissei shall give reasonable assistance (excluding financial assistance) to MediciNova. Kissei may be represented by counsel of its own selection at its own expense in any such legal action, but MediciNova shall have the right to control the suit and proceeding; provided, however, that MediciNova shall not agree to any settlement of the suit without the prior written consent of Kissei.

11.05 Patent Term Extensions or Restorations. The Parties shall cooperate in obtaining any extension of the term or restorations of the Kissei Patents or any other similar period of exclusivity, which may be available under the laws and regulations in any country of the MediciNova Territory. The Parties shall promptly inform each other on registrations obtained in countries eligible for Patent Term Extension, and provide all assistance to timely fulfil the official requirements for Patent Term Extension. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, MediciNova shall have the first right to make the election in the MediciNova Territory.

12	Infringement

12.01 Infringement Claims against Third Parties.

(a) Notice. If either Party learns of any misappropriation of Kissei Know-How, or any infringement or threatened infringement by a Third Party of Kissei Patents, such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

(b) Prosecution.

(i)	Kissei shall have the first right to institute, prosecute and control at its own expense, any action or proceeding with respect to infringement in the Field and in the MediciNova Territory of any Kissei Patents or any misappropriation of a Product right in the Field and in the MediciNova Territory, by counsel of its own choice, and will consult with MediciNova on any actions that MediciNova proposes to take in such action or proceeding. MediciNova shall cooperate with Kissei in any such action or proceeding brought by Kissei against a Third Party, and will have the right to consult with Kissei and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense.

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(ii)	If Kissei does not bring an action or proceeding or otherwise take appropriate action in Kissei’s discretion to abate such infringement or misappropriation in the Field and in the MediciNova Territory within a period of ninety (90) days of written notice by MediciNova to Kissei requesting such action, MediciNova will have the right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding relating to such Kissei Patents. Kissei will cooperate with MediciNova in any such action or proceeding brought by MediciNova against a Third Party, and will have the right to consult with MediciNova and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense.

(iii)	If one Party brings any such action or proceeding under this Section, the other Party agrees, at the request and expense of the first Party, to be joined as a Party plaintiff to the extent necessary to secure its damages and prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit.

(c) Settlement with a Third Party. The Party that controls the prosecution of a given action under this Section will also have the right to control settlement of an action described above; provided, however, that no settlement will be entered into with respect to a Patent without the written consent of the Party owning such Patent, which shall not be unreasonably withheld if such settlement would require the Party to be subject to an injunction or make a monetary payment in excess of 10,000 US Dollars or would restrict the claims in or invalidate any of the Patents.

(d) Costs and Awards.

(i)	To the extent that Kissei or MediciNova initiates and prosecutes a proceeding under Section 12.01 on its own, without the material assistance of or the participation as a co-plaintiff in the action by the other Party, then the Party that prosecuted the action shall be entitled to retain for its sole and exclusive benefit any damages or other monetary award recovered therein in its favour.

(ii)	To the extent that both Kissei and MediciNova materially assist or participate in, any such proceeding then:

first, the costs and expenses of each of Kissei and MediciNova shall be reimbursed to each Party pro rata, based on the actual amounts spent by such Party, out of any damages or other monetary awards recovered therein in favour of Kissei and/or MediciNova; and second, the amount of any remaining damages or other monetary awards recovered therein in favour of Kissei and/or MediciNova, shall be divided as follows: (1) first, to MediciNova, as reimbursement for lost sales associated with Products and to Kissei as reimbursement for lost royalties solely to the extent that the award of compensation is attributable to lost profits associated with Products; and (2) second, any amounts remaining shall be allocated as follows: (a) if Kissei is the Party prosecuting such action, one hundred percent (100%) to Kissei, (b) if MediciNova is the Party prosecuting such

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action, one hundred percent (100%) to MediciNova subject to the royalty payment to Kissei according to the Section 5.02, and (c) if both Parties are prosecuting such action, fifty percent (50%) to each Party.

12.02 Infringement of Third Party Rights.

(a) Notice. If the development, registration, manufacture, use, marketing or sale of the Product results in a claim against a Party of infringement or misappropriation of any Third Party’s patent or other intellectual property right (“Third-Party Claim”), the Party first having notice of a Third-Party Claim shall promptly notify the other Party in writing specifying in reasonable detail the alleged grounds or basis for the Third-Party Claim (to the extent known).

(b) Patent Infringement Claims. If the development, registration, manufacture, use, marketing or sale of Product in a country in the MediciNova Territory results in a Third-Party Claim of patent infringement, the Parties agree to respond to and/or defend against the Third-Party Claim as follows:

(i)	Control of Defence. Kissei shall have the initial right to manage solely the defence of the Parties against the Third-Party Claim. If Kissei elects to exercise such right as to the Third-Party Claim, MediciNova shall cooperate with Kissei at Kissei’s request and shall have the right to be represented by counsel selected and paid for by MediciNova. If Kissei elects not to exercise such right as to the Third-Party Claim, MediciNova shall have the right to manage solely the defence of the Parties against the Third-Party Claim and Kissei shall cooperate with MediciNova at MediciNova’s request and shall have the right to be represented by counsel selected and paid for by Kissei.

(ii)	Settlements. The Party that manages solely the defence of the Parties against the Third-Party Claim shall also have the right to settle such Third-Party Claim on terms deemed appropriate by such Party, provided, however, that (A) neither Party shall settle any Third-Party Claim in a manner that is prejudicial to the Products, (B) such Party shall consult with the other Party concerning the terms of any settlement agreement before entering into such an agreement, and (C) neither Party shall settle any such Third-party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any Third Party royalty payments required to be paid as the result of a judgment or settlement under this Section 12.02 shall be subject to the provisions of Section 5.11 above.

(iii)	Costs of Defence. Each Party shall be responsible for its own fees and costs of attorneys and consultants, together with the court costs, incurred in defending against the Third-Party Claim.

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13	Improvements & Grant-back

13.01 In the event that any Improvements result from the activities solely undertaken by Kissei pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Kissei and patent applications shall be filed under the name of Kissei and at Kissei’s expense. Any Improvement patents Controlled by Kissei shall be included in the Kissei Patents and subject to the license granted hereunder at no further cost to MediciNova.

13.02 Kissei shall have the royalty-free, non-exclusive right and license to use all of the MediciNova Know-How (including the Improvements based thereon) and any Improvement patents owned or Controlled by MediciNova resulting from the activities undertaken by MediciNova and its Affiliates pursuant to this Agreement, and to disclose and sublicense the same to Kissei’s Affiliate and licensee, for the sole purpose of manufacture, develop, use or sale of Compound or Product in the Field in the Kissei Territory. In the event MediciNova grants a sublicense of any of the rights granted to it by Kissei under this agreement, MediciNova will try to obtain from such sublicensee a royalty-free non-exclusive right for Kissei to use any Patents or Know How Controlled and developed by such sublicensee during the term of such sublicense agreement for the sole purpose of using Product in the Field in the Kissei Territory.

13.03 Kissei and MediciNova shall jointly own all inventions and patents and patent applications thereon that are conceived and reduced to practice by one or more employees, agents or consultants of Kissei or its Affiliate, together with one or more employees, agents or consultants of MediciNova or its Affiliate, provided that Kissei’s interest in such jointly owned inventions, patents and patent applications shall be included in the license granted to MediciNova under this Agreement and provided further that MediciNova’s interest in such jointly owned inventions, patents and patent applications shall be granted to Kissei in accordance with Sections 13.02.

14	Confidentiality/Publications

14.01 Confidentiality. Subject to any other provisions of this Agreement, either Party, for itself and its Affiliate and its sublicensee or licensee agrees that it shall, during the term of this Agreement and for a period of five (5) years thereafter or ten (10) years from the Effective Date, whichever is longer, hold in confidence the Know-How disclosed by the other Party, which is defined as “Confidential Information” hereunder, and shall not disclose such Confidential Information to any Third Party nor use such Confidential Information for any commercial purpose other than the purpose of this Agreement, without first obtaining the written consent of the other Party. Confidential Information means any and all Know-How, except as follows:

(i)	such Know-How is a part of the public domain prior to the disclosure by providing Party to receiving Party hereunder; or

(ii)	such Know-How becomes a part of the public domain after the disclosure by providing Party to receiving Party hereunder without any breach by receiving Party of this Agreement; or

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(iii)	such Know-How which receiving Party can demonstrate that it had independently developed prior to the disclosure by providing Party to receiving Party hereunder; or

(iv)	such Know-How is disclosed to receiving Party by Third Party who has the right to make such disclosure.

(v)	such Know-How is required to be disclosed by law or for the purpose of complying with governmental regulations.

14.02 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a Party may disclose Confidential Information which is otherwise obligated under this Section 14 not to disclose to its Affiliates, to Kissei licensees, if the Party is Kissei, to its sublicensees, if the Party is MediciNova, and to its consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential; and (b) a Party (including MediciNova’s sublicensees or Kissei licensees) may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law (including without limitation all applicable securities laws), regulation, agency or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to market the Product, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

14.03 Publications. If either Party wishes to publish any information, data or results regarding the Compound or the Product in written, oral or other form, a manuscript of the proposed publication shall first be sent to the other Party at least sixty (60) days in advance of such publication for review. Unless the reviewing Party informs the other in writing during this sixty (60) day period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of confidential trade secrets or Know-How, the other Party shall be free to publish such results without restriction. In the event that a delay of the proposed publication be required, the other Party shall withhold such submission for publication for an additional period, up to ninety (90) days, or such other period as the Parties may mutually agree.

15	Safety Information

15.01 Both Parties shall fully comply with all applicable medical event reporting recommendations and requirements in all countries where the Parties intend to carry out clinical studies and/or to market the Product and agree to exchange such information as may be necessary to achieve that end and to ensure that both Parties are completely informed regarding medical experience with the Product. This includes single case reports, together with an appropriate medical evaluation, as well as aggregate data, such as PSURs required by the competent authorities.

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15.02 The Parties agree on the procedures and formalities to be used for the exchange of medical and adverse events information pertaining to the Product, no later than ninety (90) days after the Effective Date.

16	Term and Termination

16.01 This Agreement shall become effective on the Effective Date. Unless sooner terminated by any other provision of this Agreement, the term of the Agreement shall expire with respect to each Product on a country-by-country basis upon date of expiration of all royalty and or payment obligations stipulated in the Section 5 in the countries in the MediciNova Territory.

16.02 Notwithstanding the stipulation in Section 16.01 hereof, this Agreement shall terminate upon the occurrence of any of the following itemized events:

(i)	Either Party notifies the other Party of the fact of default or breach of any material provision in this Agreement by the notified Party, and the notified Party fails to take corrective measures to mitigate or cure such default or breach within ninety (90) days from the date of notification, provided that notice of termination is given within six (6) months of the default or breach and prior to correction of the default or breach; or

(ii)	Either Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

16.03 MediciNova may, at its discretion, terminate this Agreement for scientific or commercial reasons, upon one hundred (100) days’ prior written notice to Kissei during the development phase and one hundred and eighty (180) days’ prior written notice to Kissei during the commercialization phase.

17	Effects of Termination

17.01 Upon expiration of this Agreement pursuant to Section 16.01, MediciNova will continue to have a royalty-free, perpetual right to continue to make, have made, further develop or have develop, use, sell, offer to sell import and export the Product.

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17.02 Expiration or termination of this Agreement for any reason shall be without prejudice to:

(i)	the obligation of confidentiality provided for in Section 14 hereof;

(ii)	Kissei’s right to receive all payments accrued as of the date of termination under Section 5 hereof;

(iii)	Kissei’s right of inspecting books and account of MediciNova and its Affiliate relative to the calculation of royalty payments for Royalty Periods occurring prior to the date of termination as per Section 5.10 hereof;

(iv)	the rights and ownership in any intellectual property the respective Party has obtained prior to expiration or termination;

(v)	Kissei’s right provided for in Section 13.02 and 13.03 hereof;

(vi)	MediciNova and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture, provided that the payment stipulated in Section 5 shall be made to Kissei; and

(vii)	any other rights or remedies which either Party may then or thereafter have hereunder or at law or in equity or otherwise.

18	Announcement

No public announcement or other disclosure to Third Parties concerning the existence of or terms or provisions of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to review, comment upon and approve announcement or disclosure, which such approval shall not be unreasonably withheld or delayed.

19	Governing Law

This Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of New York, United States, without giving effect to any choice of law rules, except matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

20	Dispute Resolution

20.01 Organization Resolution. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any

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provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement which is not subject to the final decision of a Party as specified herein (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within sixty (60) days of receipt of the written notice by the other Party, such Dispute will be referred to a Board member of MediciNova and a Board member of Kissei (the “Board Members”), who will use their good faith efforts to resolve the Dispute within thirty (30) days after it was referred to them. If such Board Members are unable to settle the Dispute between them within thirty (30) days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation and/or arbitration as set forth in the following Section 20.02.

20.02 Mediation/Arbitration. Upon the Parties receiving the Board Members’ report that the Dispute referred to them pursuant to Section 20.01 has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. In the event MediciNova is the claimant, the mediation shall be held in Tokyo, Japan; in the event Kissei is the claimant, the mediation shall be held in New York, New York, United States. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the commencement of mediation, the Dispute shall be referred to arbitration as follows.

If after the procedures set forth above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, and it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the Dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators with appropriate experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of MediciNova and Kissei and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. In the event MediciNova is the claimant, the arbitration shall be held in Tokyo, Japan; in the event Kissei is the claimant, the arbitration shall be held in San Diego, California, United States. Any mediation or arbitration proceeding entered into pursuant to this Section 20.02 shall be conducted in the English language when it is held in the United States or in the Japanese language when it is held in Japan.

20.03 Binding Decision. The decision by the arbitrator will be binding and conclusive upon the Parties, their successors and permitted assigns and the Parties will comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment may be entered to recognize the award (but not to revise or to amend the award) in any court in the country where the arbitration takes place, or any court having jurisdiction over the Parties. The Parties agree that any damages awarded pursuant to any Dispute submitted to arbitration hereunder will be limited to compensatory damages and that the arbitrators will in no event have authority to award any special, incidental,

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consequential or punitive damages. The arbitrators shall have the authority to grant specific performance. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, Dispute or other matter in question would be barred by the applicable statute of limitations.

20.04 Expenses. The fees and expenses of the arbitrators, the fees and expenses of a court reporter, and any expenses for a hearing room, will be shared equally by the Parties. The Parties will otherwise bear their respective expenses of the arbitration.

21	Notices

21.01 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid registered airmail or an internationally recognized overnight courier service addressed to the other Party at the address listed below:

For Kissei:	Kissei Pharmaceutical Co., Ltd.
1-8-9 Nihonbashi, Muromachi
Chuo-Ku, Tokyo 103-0022, Japan
Attention: Senior Director of Business Development and Licensing
Tel: +81 3 3279 2307
Fax: +81 3 3279 2541

For MediciNova:	MediciNova, Inc.
4350 La Jolla Village Dr., Ste. 950
San Diego, California 92122, USA
Attention: Takashi Kiyoizumi, M.D., Ph.D.
Tel: +1 858 373 1100
Fax: +1 858 373 7000

Either Party may notify the other Party of a different address to receive the other Party’s notices in accordance with the manner described in this Section 21.01.

21.02 In the case where any notice is sent by airmail, such notice shall be sent return receipt requested and is deemed to be received by the other Party upon endorsement, by an employee or agent of the other Party of such receipt.

22	Force Majeure

22.01 Neither Party shall be liable for any failure to perform as required by this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, including but not limited to requisition or interference by any government, state or local authorities, war, riots, civil disturbances, strikes or other labor disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, diseases, or other such occurrences.

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22.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

22.03 Either Party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, to the extent possible, inform the other Party immediately, and shall use reasonable efforts to overcome the effect of the Force Majeure.

23	Indemnification

23.01 Kissei shall defend, indemnify and hold MediciNova and its Affiliates and sublicensees and all the officers, directors, employees, successors and assigns thereof (the “MediciNova Indemnified Parties”) harmless against all liabilities, damages, losses, costs or expenses (including but not limited to reasonable legal fees and expenses) resulting from any Third Party claim made or suit brought against any MediciNova Indemnified Party to the extent the same is arising from:

(a) Kissei’s material breach of any term of this Agreement,

(b) the negligence, recklessness or willful misconduct or fraud on the part of Kissei or any of its Affiliate or licensees or any of its or their officers, directors or employees with respect to the Compound or Active Pharmaceutical Ingredient produced or supplied by Kissei or in the performance of this Agreement,

(c) any product liability claim related to the Compound prior to the Effective Date or during the term of this Agreement for Compound used in the Kissei Territory, or

(d) any clinical studies and marketing activities conducted by or on behalf of Kissei prior to the Effective Date and during the term of this Agreement.

However, Kissei shall not be required to indemnify MediciNova to the extent that any such claims arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of MediciNova or any of its Affiliates or sublicensees.

23.02 MediciNova shall defend, indemnify and hold Kissei and its Affiliates and licensees and all the officers, directors, employees, successors and assigns (the “Kissei Indemnified Parties”) thereof harmless from and against all liabilities, damages, losses, costs or expenses (including but not limited to reasonable legal fees and expenses) resulting from any Third Party claim made or suit brought against any Kissei Indemnified Party to the extent the same is arising from:

(a) MediciNova’s material breach of any term of this Agreement,

(b) the negligence, recklessness or willful misconduct or fraud on the part of MediciNova or any of its Affiliate or sublicensee or any of its or their officers, directors or

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employees with respect to the Product produced by MediciNova or in the performance of this Agreement,

(c) any product liability claim related to the Product produced, manufactured, supplied, used, tested, by MediciNova and sold as a Product into the MediciNova Territory at any time after the Effective Date, or

(d) any clinical studies and marketing activities conducted by or on behalf of MediciNova during the term of this Agreement

However, MediciNova shall not be required to indemnify Kissei to the extent that any such claims arose out of or resulted from the negligence, recklessness or wilful misconduct or fraud of Kissei or any of its Affiliates or licensees.

23.03 Indemnification Procedures. A Party which intends to claim indemnification under Section 23.01 or 23.02 hereof (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of Indemnified Parties (as the case may be) intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defence, compromise or settlement of any such claim (provided that no settlement of any claim will include any admission of wrongdoing on the part of an Indemnitee, without the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld). The Indemnitor may, at its own expense, employ of legal counsel to defend the claim at issue. The Indemnitee may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitor will be required to confer and cooperate with such counsel of the Indemnitee in such defence, compromise or settlement for the purpose of informing and sharing information with the Indemnitee. The Indemnitee will, at its own expense, make available to Indemnitor those employees, officers and directors or other Indemnified Parties whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating, defending or settling any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee.

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24	Non-assignability

This Agreement may not be assigned without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that without such consent either Party may assign this Agreement to an Affiliate, or in connection with the transfer or sale of all or substantially all of its business or assets or in the event of a merger, consolidation, change in control or similar corporate transaction. Any successor or permitted assignee shall assume all obligations of its assignor under this Agreement.

25	Language

25.01 This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the Parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the Parties hereto.

25.02 Any information to be provided under this Agreement including but not limited to any Know-How has to be provided in Japanese or the English language.

26	Entire Agreement

This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties in writing.

27	Separability

27.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

27.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule or law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule or law.

28	Independent Contractors; No Partnership.

The Parties hereto are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between MediciNova and Kissei. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither

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Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

29	Amendment

The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if memorized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto.

30	Counterparts

This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the date and year first above written.

Kissei Pharmaceutical Co., Ltd.

By:	/s/ Mutsuo Kanzawa
Mr. Mutsuo Kanzawa President and Chief Executive Officer Kissei Pharmaceutical Co., Ltd.

MediciNova, Inc.

By:	/s/ Takashi Kiyoizumi
Dr. Takashi Kiyoizumi President and Chief Executive Officer MediciNova, Inc.

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Exhibit A

Kissei Patents

1.	Substance

International Application Number: [**]

International Publication Number: [**]

Country Name	Application No.	Patent No.
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

2.	Use

International Application Number: [**]

International Publication Number: (to be determined)

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Schedule 10

Third Party Rights

[**], regarding contract API manufacturing

[**], regarding co-development of [**] in Japan

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